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                                                                  EXHIBIT 99.(a)

                           (MOBILITY ELECTRONICS LOGO)


                         WE MAKE MOBILE COMPUTING EASIER
                           WWW.MOBILITYELECTRONICS.COM

FOR IMMEDIATE RELEASE

CONTACT:  Tony Rossi                                  Joan Brubacher
          FRB | Weber Shandwick                       Mobility Electronics
          310-407-6563                                480-596-0061, ext. 202
          trossi@webershandwick.com                   jbrubacher@mobl.com

               MOBILITY ELECTRONICS ADOPTS STOCKHOLDER RIGHTS PLAN

SCOTTSDALE, Ariz., June 12, 2003 -- Mobility Electronics, Inc.
(NASDAQ/NMS:MOBE), a leading provider of innovative portable computing solutions for the mobile computer user, announced today that its board of directors has adopted a Stockholder Rights Plan (the "Rights Plan"). The Rights Plan is similar to plans adopted by many other companies and was not adopted in response to any current attempt to acquire the Company.

The Rights Plan is designed to enable Company stockholders to realize the full value of their investment by providing for fair and equal treatment of all stockholders in the event that an unsolicited attempt is made to acquire the Company. Adoption of the Rights Plan is intended to guard stockholders against abusive and coercive takeover tactics.



Under the Rights Plan, stockholders of record as of the close of business on June 23, 2003, will receive one right to purchase one one-thousandth of a share of Series G Junior Participating Preferred Stock of the Company at a price of $38.00 per unit. Each unit is intended to be the economic equivalent of one share of the Company's common stock. The rights will be issued as a non-taxable dividend and will expire on June 23, 2013, unless earlier redeemed or exchanged. In the event that any person or group acquires 15% or more of the Company's common stock, the rights will become exercisable by persons other than the acquiring persons, unless the board of directors of the Company has approved the transaction in advance.

Further details of the Rights Plan are outlined in a letter that will be mailed to stockholders as of the record date. In addition, a copy of the Rights Plan will be filed with the Securities and Exchange Commission as an exhibit to a report of the Company on Form 8-K.




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ABOUT MOBILITY ELECTRONICS, INC.

Mobility Electronics, Inc., based in Scottsdale, Ariz., is a leader in the mobile computing industry, designing, developing and marketing products that allow users to get more from their mobile computing devices. The company's innovative solutions include power devices, software and accessories for handheld and notebook computers, as well as docking stations, connectivity, expansion and video products for portable computers.

Mobility Electronics' brands include both the iGo and Magma product lines. iGo's flagship products include the industry's only combination AC/DC power adapter, Juice(TM) as well as first-to-market handheld software and accessory products such as Quickoffice(TM) and Pitch(TM). The company's Magma line of expansion products enables PCI expansion solutions for desktop and mobile computing users.

Mobility Electronics products are available directly via the company's award-winning website (www.igo.com) as well as through the company's global distribution base of leading resellers and retailers. For additional information on Mobility Electronics' products and services, call 480-596-0061, or visit its Web site at www.mobilityelectronics.com.

                                       ###

iGo is a registered trademark and Juice, Quickoffice and Pitch are trademarks of Mobility Electronics, Inc. Kensington(R), MicroSaver(R) and SkyRunner(R) are registered trademarks and PocketMouse(TM), StudioMouse(TM), FlyLight(TM) and FlyFan(TM) are other trademarks of ACCO World Corporation. PC-Windows(R) is a registered trademark of Microsoft Corporation. Macintosh(R) is a registered trademark of Apple Computer, Inc. All other registered and unregistered trademarks are the property of their respective owners.

This release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are economic, competitive and technological factors effecting the company's operations, markets, products, services and prices, as well as other factors detailed in the company's filings with the Securities and Exchange Commission.